                                                                  EXHIBIT 10.4.1


                    Amended and Restated Interest Only Note


$50,000      Los Angeles, California                  October 16, 1998

Anand Narasimhan ("Borrower"), for value received, hereby promises to pay to JFAX Communications, Inc. ("JFAX"), the principal sum of $50,000 on September 17, 1999 and to pay interest thereon from September 17, 1997 payable monthly on the last business day of each month, commencing in October, 1997, at a rate of 8% per annum. Interest shall be computed on the basis of a 360 day year of twelve 30 day months.

The note is a senior obligation of the Borrower secured by Borrowers 120,000 shares of JFAX common stock outstanding as of the date of this note.

At any time, the privilege is reserved to pay more than the sum due. Each payment shall be credited first on the interest due, and the remainder on the principal sum. Should default be made in the payment of principal or interest when due or in the performance or observance when due of any term, covenant or condition of the stock options securing this note, then, at the option of the holder hereof and without notice or demand, the entire balance of principal and accrued interest then remaining unpaid shall become immediately due and payable and thereafter bear interest, until paid in full, at the rate of 8% per annum, but not in excess of the maximum rate allowed by law to the holder hereof. Should suit be commenced to collect this note or any portion thereof, such sum as the Court may deem reasonable shall be added hereto as attorney's fees. Principal and interest payable in lawful money of the United States of America.


Anand Narasimhan

/s/ Anand Narasimhan
_________________________